Exhibit 21

The following entities are subsidiaries of the Company as of March 31, 2003:

Horizon Group Properties, L.P.

Third HGI, Inc.

Third HGI, L.L.C.

Third Horizon Group Limited Partnership

Third Horizon Roseville LLC

Daleville, Sommerset, Tulare Finance Company, Inc.

Daleville, Sommerset, Tulare Outlet Centers, L.P.

Gretna, Sealy, Traverse City Finance Company, Inc.

Gretna, Sealy, Traverse City Outlet Centers, L.L.C.

Lakeshore Marketplace Finance Company, Inc.

Lakeshore Marketplace, LLC

Holland Outlet Center, LLC

Holland Outlet Center Finance Company, Inc.

Laughlin Finance Company, Inc.

Laughlin Holdings LLC

Laughlin Outlet Center LLC

Medford Finance Company, Inc.

Medford Holdings LLC

Medford Outlet Center LLC

Warrenton Finance Company, Inc.

Warrenton Holdings LLC

Warrenton Outlet Center LLC